Array BioPharma Reports Financial Results for the Third Quarter of Fiscal 2014

Binimetinib Continues to Advance in Clinical Development

ASCO Accepts 16 Abstracts for Array-Invented Drugs

Phase 2 Single Agent Trial (AfFIRM) of Filanesib Initiated

Phase 2 Trial of ARRY-797 in Rare Cardiovascular Disease Enrolling

BOULDER, Colo., April 29, 2014 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the third quarter of its fiscal year ending June 30, 2014.

Revenue for the third quarter of fiscal 2014 was $7.8 million, compared to $10.0 million for the same period last year. Revenue decreased due to reduction in recognition of license and milestone payments from our original Celgene Collaboration which ended in 2013. Cost of partnered programs was $10.8 million, compared to $8.6 million in the same period last year. Research and development expense was $14.1 million, compared to $15.1 million in the same prior year period. Net loss for the second quarter was $24.9 million, or ($0.20) per share, compared to a net loss of $21.6 million, or ($0.19) per share, for the same period in fiscal 2013. Array ended the quarter with $110 million in cash, cash equivalents and marketable securities.

For the nine months ended March 31, 2014, revenue was $36.1 million, compared to $44.2 million for the same period in fiscal 2013. Net loss for the nine months ended March 31, 2014, was $57.0 million, or ($0.47) per share, compared to a net loss of $44.3 million, or ($0.42) per share, in the comparable prior year period.

Ron Squarer, Chief Executive Officer of Array, noted, "We are encouraged to see six ASCO abstracts reporting clinical data for our two partnered MEK programs, while steady progress continues across the six pivotal trials for these programs. Internally, we remain focused on advancing filanesib which has the potential to be an important novel mechanism for treating patients with multiple myeloma."

KEY PIPELINE UPDATES
Binimetinib (MEK162) (co-developing with Novartis) – Three Phase 3 trials enrolling
Following the recent announcement by Novartis and GlaxoSmithKline that they have entered into a definitive agreement to exchange certain assets, Array recently reported that Novartis has indicated that it will continue to honor its obligations under the Array-Novartis agreement relating to binimetinib, including obligations relating to support for ongoing clinical trials.

In 2010, Array entered into an agreement under which Novartis received exclusive worldwide rights to binimetinib. If Novartis' binimetinib development and commercialization rights are returned to Array, Novartis is required to provide support for ongoing clinical studies as specified in that agreement.

Three Phase 3 trials with binimetinib in advanced cancer patients continue to enroll: NRAS-mutant melanoma (NEMO / NCT01763164), low-grade serous ovarian cancer (MILO / NCT01849874) and BRAF-mutant melanoma (COLUMBUS / NCT01909453). NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing from the NRAS-mutant melanoma study estimated to be in 2015.

Binimetinib will be featured in seven presentations, including one oral presentation, at the 2014 American Society for Clinical Oncologists (ASCO) annual meeting including the following:

  "A phase 1b/2 study of LEE011 in combination with binimetinib (MEK162) in patients with NRAS-mutant melanoma: Early encouraging clinical activity" Abstract #9009 – oral presentation
  "A phase 1b dose escalation study of BYL719 plus binimetinib (MEK162) in patients with selected advanced solid tumors"  Abstract #9051
  "The BRAF inhibitor LGX818 induces endoplasmic reticulum stress and sensitizes NRAS-mutant melanoma cells to the MEK inhibitor MEK162" Abstract #9062
  "The Role of MEK inhibition in Neuroblastoma Tumor Cells" Abstract #10068

Trials in Progress posters will also showcase the trial designs for MILO and NEMO.

Selumetinib (partnered with AstraZeneca) – Three pivotal trials advancing, including a Phase 3 trial in non-small cell lung cancer (NSCLC)
Three pivotal trials continue to advance with selumetinib in advanced cancer patients: second-line KRAS-mutant advanced or metastatic NSCLC (SELECT-1 / NCT01933932), differentiated thyroid cancer (ASTRA / NCT01843062) and metastatic uveal melanoma (SUMIT / NCT01974752). In addition, AstraZeneca announced that it is considering a new Phase 3 investment in first-line KRAS-mutant NSCLC. Uveal melanoma represents the first potential indication for selumetinib, with a projected regulatory filing from the uveal melanoma study estimated to be in 2015.

Selumetinib will be featured in five presentations at the 2014 ASCO annual meeting:

  "NCI #8412: A randomized phase II trial of AZD6244 alone and AZD6244 plus temsirolimus for soft-tissue sarcomas"  Abstract #10526
  "Phase I Study of the MEK1/2 inhibitor selumetinib (AZD6244 hydrogen sulfate) in children and young adults with neurofibromatosis type 1 (NF1) and inoperable plexiform neurofibromas (PNs)"  Abstract #10018
  "A phase 1 study of AZD6244 in children with recurrent or refractory low-grade gliomas: A Pediatric Brain Tumor Consortium report" Abstract #10065
  "ABC-04: A phase 1b trial of cisplatin, gemcitabine and selumetinib in patients with advanced biliary tract cancers"  Abstract #4090
  "Phenformin combines with selumetinib in targeting KRAS mutant non-small cell lung cancer cells with alternative LKB1 status"  Abstract #2589

Filanesib (ARRY-520) – Progress continues with multiple myeloma (MM) development plan
Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently available myeloma therapies such as immunomodulatory drugs and proteasome inhibitors. Based on the strength of data from ongoing or completed clinical trials, along with recent discussions with the U.S. Food and Drug Administration (FDA), Array is developing filanesib in combination with the novel proteasome inhibitor Kyprolis® (carfilzomib). To support the potential approval of filanesib, Array's development plan includes three current or planned trials:

  The FACTOR trial, a global Phase 3 study comparing Kyprolis plus filanesib to Kyprolis alone in several hundred patients with relapsed refractory multiple myeloma (RRMM).  The primary endpoint of the FACTOR trial will be progression-free survival (PFS).  There are more than 70,000 patients with RRMM in developed countries and if successful, this would represent the first drug combination for Kyprolis in patients who have previously been treated with Revlimid® (lenalidomide) and Velcade® (bortezomib).
  ARRAY-520-216 (NCT01989325), a randomized Phase 2 trial comparing Kyprolis plus filanesib versus Kyprolis alone in 75 RRMM patients.  The primary endpoint is PFS, and this trial will provide important safety and efficacy data to support the overall development plan, including data to support alpha 1-acid glycoprotein (AAG) as a patient selection marker in the combination of Kyprolis plus filanesib.  In addition, published results from this trial should support Phase 3 enrollment.
  The AfFIRM trial (NCT02092922), a global Phase 2 study with single-agent filanesib in 160 patients with RRMM.  Eligible patients will have received at least two prior lines of therapy; have received prior Velcade and Revlimid; and have disease refractory to Kyprolis and/or Pomalyst® (pomalidomide).  While the trial will enroll patients regardless of AAG status, the primary endpoint is objective response rate (ORR) in patients with low AAG levels at baseline.  The AfFIRM trial is designed to support future regulatory submissions and will include important safety and pharmacology data. AfFIRM will also support validation of AAG as a patient selection marker.

ARRY-797 (ARRY-371797) – Phase 2 trial enrolling patients with LMNA-related DCM
Array is enrolling a 12-patient Phase 2 study (NCT02057341) to study the effectiveness and safety of ARRY-797 in patients with LMNA-related dilated cardiomyopathy (DCM), a serious, genetic cardiovascular disease. By age 45, approximately 70% of patients with LMNA-related DCM experience cardiovascular death, transplant or a major cardiac event. Array anticipates having preliminary results from this study by the end of 2014.

ENHANCING LEADERSHIP
Charles M. Baum, M.D., Ph.D. joins Array Board Of Directors
Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer of Mirati Therapeutics, joined the company's board of directors, effective April 25, 2014. Dr. Baum has served as the President and Chief Executive Officer of Mirati since 2012. Previously, he was the Senior Vice President for Clinical Research within Pfizer's Worldwide Research & Development division. Dr. Baum had worked at Pfizer from 2003 (until he joined Mirati in 2012), taking on roles of increasing responsibility, including Vice President and Head of Oncology Development and Chief Medical Officer for Pfizer's Biotherapeutics and Bioinnovation Center, a Pfizer division comprised of small biotech research units. During his tenure at Pfizer he was responsible for the development of the company's oncology portfolio, including the tyrosine kinase inhibitors Sutent® (sunitinib), Inlyta® (axitinib) and Xalkori® (crizotinib). Prior to joining Pfizer, Dr. Baum was responsible for the Phase I-IV development of several oncology compounds at Schering-Plough, including Temodar® (temozolomide).

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, April 29, 2014, at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date: Tuesday, April 29, 2014
Time: 9:00 a.m. Eastern Time
Toll-Free: (800) 708-4540
Toll: (847) 619-6397
Pass Code: 36946658
Webcast, including Replay and Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 or pivotal studies are already in progress, or are planned to begin this year. These programs include the wholly-owned hematology drug, filanesib (ARRY-520) for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of April 29, 2014. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc. Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Revenue
License and milestone revenue	$4,287	$6,848	$23,639	$33,340
Collaboration revenue	3,486	3,107	12,428	10,825
Total revenue	7,773	9,955	36,067	44,165

Operating expenses
Cost of partnered programs	10,756	8,624	34,524	23,072
Research and development for proprietary programs	14,131	15,105	35,322	42,580
General and administrative	5,405	5,001	16,056	14,390
Total operating expenses	30,292	28,730	85,902	80,042

Loss from operations	(22,519)	(18,775)	(49,835)	(35,877)

Other income (expense)
Interest income	22	18	61	42
Interest expense	(2,435)	(2,837)	(7,246)	(8,456)
Total other expense, net	(2,413)	(2,819)	(7,185)	(8,414)

Net loss	$(24,932)	$(21,594)	$(57,020)	$(44,291)

Weighted average shares outstanding – basic and diluted	125,471	116,665	122,277	104,806

Net loss per share – basic and diluted	$(0.20)	$(0.19)	$(0.47)	$(0.42)

Summary Balance Sheet Data (In thousands)

	March 31, 2014	June 30, 2013

Cash, cash equivalents and marketable securities	$110,485	$108,706
Property, plant and equipment, gross	89,243	88,537
Working capital	72,204	70,732
Total assets	135,155	135,988
Long-term debt, net	102,675	99,021
Total stockholders' deficit	(23,338)	(21,909)

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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